Exhibit 99.1

Power Solutions International Announces Management Changes

WOOD DALE, Ill., April 9, 2012 (GLOBE NEWSWIRE) — Power Solutions International, Inc (OTCBB:PSIX) (the “Company”) today announced management changes designed to further strengthen the company’s leadership team. Mr. Eric Cohen is joining the company as Chief Operating Officer, and Mr. Daniel Gorey is assuming the role of Chief Financial Officer. Current COO and CFO Tom Somodi moves to the position of Chief Strategy Officer.

“We are thrilled with this realignment of our leadership team,” said Gary Winemaster, Chief Executive Officer of Power Solutions. “We are pleased to welcome Eric Cohen to PSI, and look forward to utilizing his operational and acquisitions experience to manage our rapid growth. Dan Gorey’s combination of financial expertise, experience with manufacturing businesses, and comfort with the capital markets makes him the ideal person to assume the CFO role.”

Winemaster continued, “Tom Somodi contributed greatly to PSI’s success over the years, and we look forward to continuing to utilize his expertise at a strategic level, while freeing him from the details of daily operational responsibilities.”

New Chief Operating Officer Eric Cohen has deep manufacturing and management experience with firms that design and manufacture engines and turbines. He held senior management positions at General Electric, Ampere Automotive, Midwest Air Technologies and Power Plant Services. In addition, Mr. Cohen worked extensively with the investment community at William Harris Investors, a registered investment advisor. Mr. Cohen earned a mechanical engineering degree from the University of Wisconsin and an MBA from Harvard Business School.

New Chief Financial Officer Daniel Gorey was previously Senior Vice President of Finance for PSI. Mr. Gorey joined Power Solutions in July 2011, utilizing his experience with publicly-traded companies to help guide PSI as a newly public company. Before joining PSI, Mr. Gorey was Chief Financial Officer and a Board member of Quixote Corporation, a publicly-traded provider of highway crash safety systems. Mr. Gorey joined Quixote in 1985, and assumed the CFO role in 1995. Mr. Gorey, a CPA, started his career at Coopers and Lybrand, after earning a Bachelor of Science degree in Accounting at the University of Illinois. Mr. Gorey also serves on the board of American Roller, a leading manufacturer of industrial rollers.

Current Chief Operating Officer and Chief Financial Officer Thomas Somodi assumes the role of Chief Strategy Officer. In this role, the company will utilize Mr. Somodi’s extensive experience to help set the company’s long term strategic direction.

About Power Solutions International

Power Solutions International, Inc. (OTCBB:PSIX) is a leader in the design, engineering and manufacture of emissions-certified, alternative-fuel and conventional power systems. PSI can provide integrated turnkey solutions to leading global original equipment manufacturers in the industrial, off-road and on-road markets. The Company’s unique in-house design, prototyping, engineering and testing capacities enable the customized production of clean, high-performance engines that run on a wide variety of fuels, including natural gas, propane, biogas, diesel, gasoline or hybrid systems. The Company also has hardware and proprietary software that integrates hybridization to further expand alternative fuel engine options.

PSI develops and delivers complete 0.97 to 22 liter power systems, including a new 8.8 liter engine aimed at the on-highway market. PSI power systems are used worldwide in power generators, forklifts, aerial lifts, industrial sweepers, as well as in equipment for oil and gas production, aircraft ground support, agriculture, and construction. The new 8.8 liter system will be marketed to medium duty fleets, delivery trucks, school buses, and the garbage and waste truck segments.

CONTACT: Investor Relations:

ICR, LLC

Gary Dvorchak, CFA

Senior Vice President

+1 (310) 954-1123

Gary.Dvorchak@icrinc.com

Company:

Power Solutions International, Inc.

Daniel P. Gorey

Chief Financial Officer

+1 (630) 451-2290

dgorey@powergreatlakes.com